Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Employment Agreement (the “Agreement”) by and between Bionik Laboratories Corp., a Delaware corporation, and Tim McCarthy, is made as of the 2nd day of August, 2017, by and between the Company and the Employee (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in the Agreement).

RECITALS

WHEREAS, the Company and the Employee are parties to the Agreement; and

WHEREAS, the Company and the Employee desire to amend the Agreement as more particularly set forth herein; and

WHEREAS, Section 6.6 of the Agreement provides, in part, that no amendment to the Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties thereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.        Amendments to Agreement.

(a)       The first paragraph of Section 1.3 of ARTICLE 1 of the Agreement is hereby amended and restated as follows:

“Reporting and Duties. The Employee shall report to the Chief Executive Officer of the Company. The Employee shall be responsible for the preparation and implementation of the commercialization strategy for the Company and each of the Company’s existing and planned products from time to time, support any and all partnering efforts associated with the Company’s existing and planned products, overseeing the Company’s development programs and operations, and perform all of the normal and customary duties, responsibilities and authorities customarily accorded to, and expected of the Position, including those duties, responsibilities and authorities as may be reasonably designated by the Chief Executive Officer of the Company or the Board from time to time (collectively, the “Duties”). The Employee understands and agrees that the Position requires travel to the Company’s chief executive offices in Toronto, Canada from time to time, as well as other destinations, to fulfill the Duties. The Employee agrees to comply with all applicable rules of the Company.”

(b)       Section 5.2 of ARTICLE 5 of the Agreement is hereby amended and restated as follows:

“Termination by Company for Other than Cause. The Company may terminate this Agreement and the Employee’s employment, for any reason without cause and provided that the Employee executes a general release to be provided to the Company in form and substance acceptable to the Company, the Company shall pay to the Employee an amount equal to nine (9) months’ salary and benefits plus one (1) month salary for every full year of service to the Company (the “Severance”) plus accrued vacation and pro-rata bonus, if any.”

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2.       Incentive Compensation. As of the date hereof, the Employee shall be granted the following, all under and pursuant to the Plan, based on the terms of the Plan:

(a)       The Employee shall be granted seven (7) year options (which shall be incentive options to the extent applicable and available) to purchase an aggregate of 1,500,000 shares of the Company’s common stock, at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, and which shall vest equally over a three (3) year period commencing one year from the date of grant and in the two subsequent years on the anniversary of the grant date.

(b)       The Employee shall be granted seven (7) year options (which shall be incentive options to the extent applicable and available) to purchase an aggregate of 250,000 shares of the Company’s common stock, at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, and which shall vest upon, and if and only if, the Company achieves no less than $5.0 million in sales (as provided in the Company’s audited Consolidated Statements of Operations and Comprehensive (Loss) Income) for the fiscal year ending March 31, 2019.

(c)       The Employee shall be granted seven (7) year options (which shall be incentive options to the extent applicable and available) to purchase an aggregate of 250,000 shares of the Company’s common stock, at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, and which shall vest upon, and if and only if, the Company achieves no less than $10.0 million in sales (as provided in the Company’s audited Consolidated Statements of Operations and Comprehensive (Loss) Income) for the fiscal year ending March 31, 2020.

3.       Miscellaneous.

(a)       Except as expressly set forth herein, the Agreement shall remain in full force and effect.

(b)       The headings of the sections of this Amendment have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment.

(c)       This Amendment, together with the Agreement, contain the entire agreement between the Company and the Employee with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

(d)       This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Fax and electronic signatures shall be deemed originals for all purposes hereof.

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(e)       This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[Remainder Of This Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the day and year first written above.

COMPANY:

Bionik Laboratories Corp.

By:	/s/ Peter Bloch
Name:	Peter Bloch
Title:	Chairman and CEO

EMPLOYEE:

/s/ Tim McCarthy
Tim McCarthy

[SIGNATURE PAGE TO AMENDMENT]

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